AMENDMENT NO. 1 TO RIGHTS AGREEMENT

          AMENDMENT NO. 1, dated as of November 3, 1999 (this "Amendment"), to the Rights Agreement, dated as of October 13, 1999, between AMERICAN HOME PRODUCTS CORPORATION, a Delaware Corporation (the "Company"), and CHASEMELLON SHAREHOLDER SERVICES, L.L.C., a New Jersey limited liability company, as Rights Agent (the "Rights Agent"), as amended (the "Rights Agreement"). Capitalized terms used herein without definition shall have the meanings given to them in the Rights Agreement.

                                  WITNESSETH:

          WHEREAS, the Board of Directors of the Company has authorized and declared a dividend distribution of one Right for each Common Share outstanding as of the close of business on October 18, 1999, each Right representing the right to purchase one one-thousandth (subject to adjustment) of a share of Preferred Stock, upon the terms and subject to the conditions set forth in the Rights Agreement;

          WHEREAS, the Rights remain issued and outstanding and the Rights Agreement remains in effect with respect thereto;

          WHEREAS, no Distribution Date, Redemption Date or Final Expiration Date has occurred;

          WHEREAS, the Company, Warner-Lambert Company ("Warner-Lambert"), a Delaware corporation and Wolverine Sub Corp., a Delaware corporation ("Sub") and direct wholly owned subsidiary of the Company have entered into an Agreement and Plan of Merger, dated as of the date hereof, (the "Merger Agreement"), providing for, among other things, a merger (the "Merger") of Sub with and into Warner-Lambert.

          WHEREAS, contemporaneously with the execution and delivery of the Merger Agreement, (i) as a condition and inducement to the Company's willingness to enter into the Merger Agreement and the Company Stock Option Agreement referred to below, the Company and Warner-Lambert are entering into a Stock Option Agreement dated as of the date hereof (the "Warner-Lambert Stock Option Agreement") pursuant to which Warner-Lambert is granting to the Company an option to purchase shares of Warner-Lambert common stock, par value $1.00 per share (the "Warner-Lambert Stock Option Agreement") and Warner-Lambert and the Company are entering into a Stock Option Agreement dated as of the date hereof (the "Company Stock Option Agreement", and together with the Warner-Lambert Stock Option Agreement, the "Stock Option Agreements"), pursuant to which the Company is granting to Warner-Lambert an option to purchase Common Shares;

          WHEREAS, the Company desires to amend the Rights Agreement to provide that Warner-Lambert shall not be an Acquiring Person for purposes of the Rights Agreement in connection with (i) the Merger of Sub with and into Warner-Lambert in accordance with the terms of the Merger Agreement and (ii) the purchase by Warner-Lambert of any Common Shares in accordance with the terms of Company Stock Option Agreement.

          WHEREAS, in accordance with Section 27 of the Rights Agreement, the Company has certified to the Rights Agent that this Amendment is in compliance with the Rights Agreement and has directed the appropriate officers of the Company to take all appropriate steps to execute and deliver this Amendment;

          NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

          1. Amendments to Rights Agreement. (a) Section 1 of the Rights Agreement is hereby amended to add the following sentence at the end of the definition of "Acquiring Person" thereof:

          "Notwithstanding anything in this Agreement to the contrary, neither Warner-Lambert nor any of its Affiliates or Associates shall be deemed to be an Acquiring Person solely by reason of the approval, execution, delivery or performance of the Merger Agreement, the Company Stock Option Agreement or the consummation of the Merger."

          (b) Section 1 of the Rights Agreement is hereby amended to add the following sentence at the end of the definition of "Shares Acquisition Date" thereof:

          "Notwithstanding anything in this Agreement to the contrary, a Shares Acquisition Date shall not be deemed to have occurred solely as the result of the approval, execution, delivery or performance of the Merger Agreement, the Company Stock Option Agreement or the consummation of the Merger."

          (c) Section 1 of the Rights Agreement is amended to add the following provisions at the end thereof:

          "For purposes of this Agreement:

               "Company Stock Option Agreement" shall mean the Stock Option Agreement, dated as of November 3, 1999 by and between the Company, as Issuer and Warner-Lambert, as Grantee, as amended from time to time in accordance with its terms;


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

               "Effective Time" shall have the meaning set forth in the Merger Agreement;

               "Merger" shall have the meaning assigned to such term in the Merger Agreement;

               "Merger Agreement" shall mean the Agreement and Plan of Merger dated as of November 3, 1999 among, the Company, Wolverine Sub Corp., a Delaware corporation and direct wholly owned subsidiary of the Company and Warner-Lambert, as amended from time to time in accordance with its terms;

               "Warner-Lambert" shall mean Warner-Lambert Company, a Delaware corporation;"

          (d) Section 3(a) of the Rights Agreement is hereby amended to add the following sentence at the end thereof:

          "Notwithstanding anything in this Agreement to the contrary, a Distribution Date shall not be deemed to have occurred solely as the result of the approval, execution, delivery or performance of the Merger Agreement, the Company Stock Option Agreement or the consummation of the Merger."

          (e) Section 7(a) of the Rights Agreement is hereby amended by deleting the word "or" immediately preceding clause (iii) and replacing such word "," and by adding the following at the end of clause (iii): "or (iv) the Effective Time of the Merger."

          2. Effectiveness. This Amendment shall be deemed to be in force and effect immediately prior to the execution and delivery of each of the Merger Agreement and the Stock Option Agreements. Except as amended hereby, the Rights Agreement shall remain in full force and effect and shall be otherwise unaffected hereby.

          3. Governing Law. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts made and to be performed entirely within such State.

          4. Counterparts. This Amendment may be executed in any number of counterparts and each of such counterparts shall together constitute but one and the same instrument.





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

          IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.

                                  AMERICAN HOME PRODUCTS CORPORATION


                                  By: /s/ John R. Stafford
                                     ------------------------
                                  Name:       John R. Stafford
                                  Title:      Chairman, President and
                                              Chief Executive Officer

                                  CHASEMELLON SHAREHOLDER SERVICES, L.L.C., as Rights Agent


                                  By: /s/ Marie Sandauer
                                     ------------------------
                                  Name:       Marie Sandauer
                                  Title:      Vice President




























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